UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Geospace Technologies Corporation

(Name of Registrant as Specified In Its Charter)

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December 23, 2015

Dear Fellow Stockholder:

I am pleased to invite you to attend Geospace Technologies Corporation’s 2016 Annual Meeting of Stockholders. We will hold the meeting at 10:30 a.m. on February 4, 2016 at the Crowne Plaza Houston Northwest Brookhollow, 12801 Northwest Freeway, Houston, Texas 77040.

Following this letter you will find the formal Notice of Meeting and a proxy statement which describes the action to be taken at the meeting. We have enclosed a proxy card so that you may grant your proxy to be voted as you indicate. We have also enclosed a copy of our 2015 Annual Report. We encourage you to read these materials.

Your vote is important. Please complete and mail your proxy card promptly, whether or not you plan to attend the annual meeting. If you attend the meeting you may vote in person even if you have mailed a signed and dated proxy. Proxies may also be submitted electronically through Internet voting or telephonically. Instructions for telephonic or electronic voting can be found at www.edocumentview.com/geos.

In addition to solicitation by use of the mails, certain of our officers and employees may solicit the return of proxies personally or by telephone, electronic mail or facsimile. The cost of any solicitation of proxies will be borne by us.

The Board of Directors recommends that you vote (i) FOR the election of directors, (ii) FOR the ratification of the appointment by the audit committee of the Board of Directors of BDO USA, LLP, independent public accountants, as our auditors for the fiscal year ending September 30, 2016, and (iii) FOR the approval of the non-binding, advisory resolution regarding the compensation of Geospace Technologies Corporation’s named executive officers.

Thank you for your cooperation. The Board of Directors and I look forward to seeing you at the meeting.

Very truly yours,

Walter R. Wheeler

President and Chief Executive Officer

Geospace Technologies Corporation

7007 Pinemont Drive

Houston, Texas 77040-6601

December 23, 2015

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 4, 2016

The Annual Meeting of the Stockholders of Geospace Technologies Corporation will be held at 10:30 a.m. on February 4, 2016, at the Crowne Plaza Houston Northwest Brookhollow, 12801 Northwest Freeway, Houston, Texas 77040, for the following purposes:

1.	to elect four directors, one to hold office until the 2017 Annual Meeting of Stockholders and three to hold office until the 2019 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified;

2.	to ratify the appointment by the audit committee of the Board of Directors of BDO USA, LLP, independent public accountants, as our auditors for the fiscal year ending September 30, 2016;

3.	to vote on a non-binding, advisory resolution regarding the compensation of Geospace Technologies Corporation’s named executive officers; and

4.	to transact such other business as may properly come before the meeting or any adjournment thereof.

The holders of record of Geospace Technologies Corporation common stock at the close of business on December 15, 2015 will be entitled to vote at the meeting.

By order of the Board of Directors,

Thomas T. McEntire

Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please sign, date and mail the enclosed proxy card promptly. If you attend the meeting you may vote in person even if you have mailed a signed and dated proxy. Proxies may also be submitted electronically through Internet voting or telephonically. Instructions for telephonic or electronic voting can be found at www.edocumentview.com/geos.

Geospace Technologies Corporation

PROXY STATEMENT

December 23, 2015

The Board of Directors (the “Board”) of Geospace Technologies Corporation (the “Company”) is soliciting proxies from its stockholders for the annual meeting of stockholders to be held at 10:30 a.m. on February 4, 2016, at the Crowne Plaza Houston Northwest Brookhollow, 12801 Northwest Freeway, Houston, TX 77040, and for any adjournment thereof.

You are entitled to vote at the meeting if you were a holder of record of the Company’s common stock (the “Common Stock”) at the close of business on December 15, 2015. On December 23, 2015, stockholders entitled to vote at the meeting will be able to access an electronic version of a proxy card, this proxy statement and the Company’s 2015 Annual Report at www.edocumentview.com/geos. On December 23, 2015, the Company mailed hard copies of these proxy materials to stockholders who have previously elected to receive printed copies.

You may request a printed copy of these proxy materials by sending a written request to Geospace Technologies Corporation, 7007 Pinemont Drive, Houston, Texas 77040-6601, Attention: Secretary. Copies will be mailed to the requesting stockholder free of charge within three business days of the receipt of the request.

On December 15, 2015, there were 13,328,566 shares of the Company’s common stock outstanding. Each share of Common Stock entitles the holder to one vote on each matter considered at the meeting.

Your proxy card will appoint Thomas L. Davis, Ph.D. and Charles H. Still as proxy holders, or your representatives, to vote your shares as you indicate. If you sign, date and return your proxy card without specifying voting instructions, the proxy holders will vote your shares (i) FOR the election of director nominees named in this proxy statement, (ii) FOR the ratification of the appointment by the audit committee of the Board of BDO USA, LLP, independent public accountants, as our auditors for the fiscal year ending September 30, 2016, and (iii) FOR the approval of the non-binding, advisory resolution regarding the compensation of the Company’s named executive officers.

Signing, dating and returning your proxy card does not preclude you from attending the meeting and voting in person. If you submit more than one proxy, the latest-date proxy will automatically revoke your previous proxy. You may revoke your proxy at any time before it is voted by sending written notice, to be delivered before the meeting, to: Computershare Investor Services, 350 Indiana Street, Suite 800, Golden, Colorado 80401.

The enclosed form of proxy provides a means for you to vote for the proposals listed in this proxy statement or to withhold authority to vote for proposals.

The Board expects the director nominees named in this proxy statement to be available for election. If any director nominee is not available, the proxy holders may vote your shares for a substitute if you have submitted a signed and dated proxy card that does not withhold authority to vote for director nominees.

The Company is not aware of any matters to be brought before the meeting other than those described in this proxy statement. If any other matters not now known are properly brought by the Company before the meeting, and if you return a signed, dated proxy card, the proxy holders may vote your shares in their discretion as to those other matters.

No business can be conducted at the meeting unless a majority of all outstanding shares entitled to vote is either present at the meeting in person or represented by proxy. The four director nominees who receive the most votes will be elected to the four open directorships even if they receive less than a majority of the votes cast. The proposals relating to the ratification of the appointment of BDO USA, LLP as the auditors of the Company for the 2016 fiscal year, and the resolution regarding the compensation of the Company’s named executive officers will pass if the proposal receives the affirmative vote of a majority of the votes cast.

Abstentions and broker non-votes are counted as shares present for determining a quorum, but will not be counted to determine the total number of votes cast. Broker non-votes occur when nominees, such as brokers and banks holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions. If you do not give instructions to your bank, brokerage firm or other agent, the bank, brokerage firm or other agent will nevertheless be entitled to vote your shares of Common Stock in its discretion on “routine matters” and may give or authorize the giving of a proxy to vote the shares of Common Stock in its discretion on such matters. The ratification of independent public accountants is generally a routine matter whereas the election of directors is not considered a routine matter. There are no rights of appraisal or similar dissenters’ rights with respect to any matter to be acted upon pursuant to this proxy statement.

Representatives of Computershare Investors Services, the transfer agent and registrar for the Common Stock, will act as the inspectors of election at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting of Stockholders To Be Held on February 4, 2016

Pursuant to the Securities and Exchange Commission rules related to the Internet availability of proxy materials, we have chosen to make this proxy statement, the accompanying notice of annual meeting of stockholders and form of proxy, and our 2015 Annual Report to stockholders available via the Internet at www.edocumentview.com/geos.

PROPOSAL I: ELECTION OF DIRECTORS

At the meeting, the stockholders will elect four directors. The Board is divided into three classes, each class being composed as equally in number as possible. The classes have staggered three-year terms, with the term of one class expiring at each annual meeting of stockholders.

The Board appointed Mr. Edgar R. Giesinger and Mr. Walter R. Wheeler as new directors to fill vacancies created by the expansion of the Board from seven to nine members on November 18, 2015. The Board designated Mr. Giesinger as a Class III director, and Mr. Wheeler as a Class I director. The directors whose terms expire at the 2016 Annual Meeting are Mr. Giesinger, Mr. Wheeler, William H. Moody and Gary D. Owens. The nominating and corporate governance committee of the Company has nominated Mr. Geisinger, Mr. Moody and Mr. Owens to serve as Class III directors for a three-year term expiring at the 2019 Annual Meeting of Stockholders and has nominated Mr. Wheeler to serve as a Class I director until the next election of Class I directors at the 2017 Annual Meeting of Stockholders. The nominating and corporate governance committee considered various criteria to evaluate the potential candidates including, without limitation, (1) independence, (2) qualification to serve on the committees of the Board, (3) experience in the seismic industry, (4) knowledge of the oil and gas industry, (5) continuing overall contributions and valuable input to the Board and its committees, and (6) a collaborative, persuasive and articulate personality. The nominating and corporate governance committee also considers all of such person’s diversity attributes (e.g., perspectives, professional experience, experiences derived from high-quality business, skills, background and gender) as a whole and does not necessarily attribute any greater weight to one attribute. Each candidate is considered in the context of their contribution to the Board as a whole with the objective of assembling a group that best contributes to the success of our Company and represents stockholder interests through the exercise of sound judgment, using its diversity of perspectives, skills and experiences. After discussions, the nominating and corporate governance committee determined that Mr. Geisinger, Mr. Moody, Mr. Owens and Mr. Wheeler satisfied the criteria considered by the nominating and corporate governance committee, and nominated Mr. Geisinger, Mr. Moody and Mr. Owens to stand for election as Class III directors and Mr. Wheeler as a Class I director on the Board of the Company.

Mr. Geisinger, Mr. Moody and Mr. Owens have been nominated by the nominating and corporate governance committee to serve as Class III directors for a three-year term expiring at the 2019 Annual Meeting of Stockholders. Mr. Wheeler has been nominated to serve as Class I director for a one-year term expiring at the 2017 Annual Meeting of Stockholders. The other directors in Class I are serving terms that expire at the 2017 Annual Meeting of Stockholders. The directors in Class II are serving terms that expire at the 2018 Annual Meeting of Stockholders. Mr. Giesinger, Mr. Moody, Thomas L. Davis, Ph.D., Charles H. Still and Tina M. Langtry are independent, as defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules (the “NASDAQ Rules”) as currently applicable to the Company.

The Board has previously determined the independence of Mr. Geisinger and Mr. Moody under the criteria established by the NASDAQ and the Securities and Exchange Commission. No specific transactions existed that needed to be considered in determining the independence of Mr. Geisinger and Mr. Moody in connection with their nomination.

Information regarding the director nominees and directors whose terms will continue after the meeting follows.

Nominees for Election for Class III Directors (Terms Expiring at the 2016 Annual Meeting of Stockholders)	Age	Position	Director Since
Edgar R. Giesinger (a)(b)(c)	59	Director	2015
William H. Moody (a)	76	Director	2004
Gary D. Owens	68	Chairman of the Board	1997

Class I Directors (Terms Expiring at the 2017 Annual Meeting of Stockholders)
Thomas L. Davis, Ph.D. (a)(b)(c)	68	Director	1997
Richard F. Miles	67	Director	2013
Walter R. Wheeler	62	President, Chief Executive Officer, Director	2015

Class II Directors (Terms Expiring at the 2018 Annual Meeting of Stockholders)
Tina M. Langtry (b)(c)	58	Director	2012
Michael J. Sheen	67	Senior Vice President and
		Chief Technical Officer, Director	1997
Charles H. Still (a)(b)(c)	73	Director	1997

(a)	Member of the audit committee.
(b)	Member of the compensation committee.
(c)	Member of the nominating and corporate governance committee.

Background of Nominees and Continuing Directors

Thomas L. Davis, Ph.D. became a director in connection with the Company’s initial public offering in November 1997. Dr. Davis is a Professor of Geophysics at the Colorado School of Mines, where he has worked since 1980. He has also been a coordinator of the Reservoir Characterization Project, an industry consortium of the Colorado School of Mines, since it was founded in 1985, with the objective of characterizing reservoirs through development and application of 3-D and time lapse 3-D multicomponent seismology. Dr. Davis consults and lectures worldwide and has written and co-edited numerous papers and other works in the field of seismic interpretation. The Board believes that Dr. Davis’ industry specific experience and expertise and the unique perspective gained from serving as a professor at the Colorado School of Mines enable him to effectively serve as a director.

Edgar R. Giesinger has been a director since November 18, 2015. Mr. Giesinger retired as a managing partner from KPMG LLP on September 30, 2015. He has 35 years of accounting and finance experience working mainly with publically traded corporations. Over the years, he has advised a number of clients in accounting and financial matters, capital raising, international expansions and in the dealings with the Securities and Exchange Commission. While working with companies in a variety of industries, his primary focus has been energy and manufacturing clients. Mr. Giesinger is a Certified Public Accountant in the State of Texas, a member of the American Institute of Public Accountants and the Texas Society of Certified Public Accounts. He has lectured and led seminars on various topics dealing with financial risks, controls and financial reporting. The Board believes that Mr. Geisinger’s extensive financial and accounting experience, including that related to the energy and manufacturing industries, enables him to effectively serve as a director.

Tina M. Langtry was the Manager, Discovered Resource Opportunity Evaluations and the General Manager, Global Exploration New Ventures/Business Development for ConocoPhillips from September 2002 until her retirement in January 2008. In such capacity, Ms. Langtry had exploration and appraisal responsibilities for

ConocoPhillips’s global new ventures and business development organizations focused on growing ConocoPhillips’s global exploration and production business. Prior to September 2002, Ms. Langtry held various positions with Conoco, Inc., including President and Managing Director of Norske Conoco AS. Ms. Langtry is a member of the American Association of Petroleum Geologists. She has also served as the chairperson for American Petroleum Institute’s executive committee for exploration affairs. She served as a Board member of the Norwegian America Chamber of Commerce, Houston Branch and was a member of several leadership teams in ConocoPhillips. The Board believes that Ms. Langtry’s extensive industry knowledge in oil and gas exploration and other expertise related to the oil and gas industry enable her to effectively serve as a director.

William H. Moody has been a director since July 2004. Mr. Moody served with KPMG in many capacities including managing partner, audit partner-in-charge and Securities and Exchange Commission reviewing partner until his retirement in June 1996. Mr. Moody previously served on the Board of Directors of Remote Knowledge, Inc. from November 2005 through July 2008. The Board believes that Mr. Moody’s extensive financial and accounting experience, including that related to the energy industry, enables him to effectively serve as a director.

Richard F. Miles has been a director since May 2, 2013. Mr. Miles is the former Chief Executive Officer and a former Director of Geokinetics Inc. He held that position from August 2007 until his retirement in November of 2012. Mr. Miles also served as President of Geokinetics from August 2007 until May 2012, Chief Operating Officer from March 2007 until August 2007, and President-International Operations from September 2006 until March 2007 following Geokinetics’ acquisition of Grant Geophysical Inc. Mr. Miles served as Director, President and Chief Executive Officer of Grant Geophysical from January 2001 until September 2006. From 1990 to 2000, he was President and Chief Executive Officer of Syntron Inc., a unit of Tech-Sym Corporation. Prior to that, he held various executive positions of increasing responsibility with Geosource Marine Inc. and Geophysical Services Inc. Mr. Miles has over 45 years of international experience in the seismic industry both operationally and in manufacturing. Mr. Miles has served on the Board of Directors of three other public companies as well as several non-profit boards including the International Association of Geophysical Contractors from 1992 – 2007, where he served as Chairman from 1997 –1998. Mr. Miles has an MBA from Southern Methodist University. The Board believes that Mr. Miles’ extensive history and depth of understanding in the seismic industry enables him to effectively serve as a director. Additional information regarding Mr. Miles can be found below under “Certain Relationships and Related Transactions – Transactions involving Richard F. Miles.”

Gary D. Owens has been a director and Chairman of the Board since 1997. Mr. Owens joined the Company as President and Chief Executive Officer in 1997. He held those positions until his retirement in December 2013. From October 1993 until May 1997, Mr. Owens was the President and Chief Executive Officer of Input/Output, Inc. (now known as ION Geophysical Corp.). Mr. Owens had held other positions at Input/Output, Inc. (now known as ION Geophysical Corp.) beginning in 1977. The Board believes that Mr. Owens’ depth of understanding of the Company’s operations and strategy, his strong leadership skills, his extensive employment experience with the Company, and his significant industry and management expertise enable him to effectively serve as a director.

Michael J. Sheen joined the Company as Senior Vice President and Chief Technical Officer in August 1997 and became a director in connection with the Company’s initial public offering in November 1997. Mr. Sheen had been a Senior Vice President and Chief Technical Officer of Input/Output, Inc. (now known as ION Geophysical Corp.) beginning in 1991 and had held other positions at Input/Output, Inc. (now known as ION Geophysical Corp.) starting in 1977. The Board believes that Mr. Sheen’s depth of understanding of the Company’s operations and strategy, his extensive employment experience with the Company and his significant industry specific experience enable him to effectively serve as a director.

Charles H. Still became a director in connection with the Company’s initial public offering in November 1997. Mr. Still was appointed lead director in February 2015. He was Secretary of the Company, serving in a non-executive capacity, from the Company’s formation in September 1994 until February 2009 and was

Secretary of various affiliates and predecessors of the Company since 1980. He was a partner in the law firm of Fulbright & Jaworski LLP from 1975 until 2008. As of January 1, 2008, Mr. Still retired as a partner of that firm and became Of Counsel. In 2008, Mr. Still left Fulbright & Jaworski LLP and became a partner in the law firm of Kelly Hart & Hallman LLP. He retired as a partner of that firm on December 31, 2010 and returned to Fulbright & Jaworski LLP as Of Counsel. Mr. Still retired from his position as Of Counsel in January 2014. Mr. Still also served on the Board of Directors of Martin Midstream GP LLC, the general partner of Martin Midstream Partners L.P., from August 2010 until October 2014. The Board believes that Mr. Still’s extensive legal and financial background and board and corporate governance experience enable him to effectively serve as a director.

Walter R. Wheeler has been a director since November 18, 2015. Mr. Wheeler became the Company’s President and Chief Executive Officer in January 2014. He served as the Company’s Executive Vice President and Chief Operating Officer from 2012 until December 31, 2013. He had been a design engineer with the Company since 1997. Prior to 1997, Mr. Wheeler worked for 13 years as a design engineer at Input/Output, Inc. (now known as ION Geophysical Corp.). Mr. Wheeler received his Bachelor of Science degree in Electrical Engineering from Rice University. The Board believes that Mr. Wheeler’s depth of understanding of the Company’s operations and strategy, his strong leadership skills, his extensive employment experience with the Company, and his significant industry and management expertise enable him to effectively serve as a director.

Nominations to the Board

All of the members of the nominating and corporate governance committee are independent, as defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules as currently applicable to the Company. The charter for the nominating and corporate governance committee may be accessed electronically under the “Investor Relations – Code of Business Conduct” section of the Company’s website at www.geospace.com.

The nominating and corporate governance committee is responsible for reviewing and interviewing qualified candidates to serve on the Board, for making recommendations for nominations to fill vacancies on the Board, and for selecting the nominees for election by the Company’s stockholders at each annual meeting. The nominating and corporate governance committee has not established specific minimum age, education, experience or skill requirements for potential directors. The nominating and corporate governance committee has taken into account all factors it has considered appropriate in fulfilling its responsibilities to identify and recommend individuals as director nominees. Those factors have included, without limitation, the following:

•

an individual’s business or professional experience, accomplishments, education, judgment, understanding of the business and the industry in which the Company operates, specific skills and talents, independence, time commitments, reputation, general business acumen and personal and professional integrity and character;

•	the size and composition of the Board and the interaction of its members, in each case with respect to the needs of the Company and its stockholders; and

•

regarding any individual who has served as a director of the Company, his or her past preparation for, attendance at, and participation in meetings and other activities of the Board or its committees and his or her overall contributions to the Board and the Company.

The nominating and corporate governance committee has utilized a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the nominating and corporate governance committee through current Board members, professional search firms, stockholders or other persons. Candidates have been evaluated at regular or special meetings of the nominating and corporate governance committee, and may be considered at any point during the year.

The nominating and corporate governance committee will consider qualified nominees recommended by stockholders. Stockholders desiring to make such recommendations should submit such recommendations to the

Company Secretary, c/o Geospace Technologies Corporation, 7007 Pinemont Drive, Houston, Texas 77040-6601. The nominating and corporate governance committee will evaluate candidates properly proposed by stockholders in the same manner as all other candidates.

Committees of the Board and Meeting Attendance

During fiscal year 2015, the Board met six times, and each director attended, in person or by telephone, at least 75% of the meetings held by the Board and by the committees on which the director served. Directors receive the director compensation payments set forth below irrespective of meeting attendance, and the Company does not have a formal policy with regard to Board members’ attendance at annual meetings of security holders. All members of the Board at the time of the Company’s 2015 Annual Meeting attended such meeting.

The Board has a standing audit committee, compensation committee and nominating and corporate governance committee.

Audit Committee. The audit committee is charged with, among other tasks, recommending to the entire Board the engagement and discharge of independent auditors of the financial statements of the Company, reviewing and pre-approving the professional services provided by independent auditors, reviewing the independence of independent auditors, reviewing with the auditors the plan and results of the auditing engagement, considering the range of audit and non-audit fees, reviewing the Company’s system of internal accounting controls and reviewing and reassessing the adequacy of its charter on an annual basis. The audit committee met five times during the fiscal year ended September 30, 2015. The audit committee’s report appears below in this proxy statement. The Board of the Company has made a determination that Mr. Moody, a member of its audit committee who is independent under Rule 5605(a)(2) of the NASDAQ Stock Market Rules, is the audit committee financial expert. Mr. Moody’s background is described above under “Background of Nominees and Continuing Directors.” The charter for the audit committee may be accessed electronically under the “Investor Relations – Code of Business Conduct” section of the Company’s website at www.geospace.com.

Compensation Committee. The compensation committee oversees our compensation programs and is charged with the review and approval of the Company’s general compensation strategies and objectives and the annual compensation decisions relating to our executives. The compensation committee responsibilities also include reviewing and approving employment agreements, severance agreements and any special supplemental benefits applicable to executives; assuring that the Company’s incentive compensation program, including the annual and long-term incentive programs, are administered in a manner consistent with the Company’s compensation policy; approving and/or recommending to the Board new incentive compensation programs and equity-based compensation programs; reviewing the Company’s employee benefit programs; recommending for approval all changes to compensation plans that may be subject to the approval of our stockholders or the Board; and retaining compensation consultants and other experts. The compensation committee also reviews the outcome of the stockholder advisory vote on executive compensation. The compensation committee may delegate its authority to subcommittees. The compensation committee charter may be accessed electronically under the “Investor Relations – Code of Business Conduct” section of the Company’s website at www.geospace.com. The compensation committee met seven times during the fiscal year ended September 30, 2015. The compensation committee’s report on executive compensation for fiscal year 2015 appears below in this proxy statement.

For more information pertaining to the Company’s compensation policies and practices, please read the “Compensation Discussion and Analysis” section of this proxy statement.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee is charged with, among other things, identifying and recommending nominees for election to the Company’s Board at annual meetings and filling vacancies on the Company’s Board, recommending nominees for appointment to the Company’s committees, annually reviewing the overall effectiveness of the organization of the Board and the committees thereof, developing and maintaining qualification criteria and procedures for the identification and recruitment of candidates for election to serve as directors, and annually reviewing the directors, its own performance and its charter. The nominating and corporate governance committee will consider nominees recommended by stockholders. With respect to procedures that must be followed in order for nominations from stockholders to be considered, see “Nominations to the Board” above. The nominating and corporate governance committee met four times during the fiscal year ended September 30, 2015.

Board Leadership Structure and Role in Risk Oversight

Mr. Owens serves as our Chairman of the Board. Mr. Owens was the Company’s previous President and Chief Executive Officer from 1997 until his retirement in December 2013. We have not established a written position description for our Chairman of the Board. A primary function of that position is to set the agenda for and lead meetings of the Company’s Board. The Board believes that the Company will benefit from Mr. Owens’ continued services as a director and as Chairman of the Board given his extensive experience at the Company’s operations.

In fiscal year 2015, the Board created a lead independent director position and designated Mr. Still as the lead independent director. In this position, Mr. Still presides over meetings of the Board when the Chairman is not present, leads at least two meetings per year of the Board’s independent directors, serves as liaison between the Chairman, the Chief Executive Officer and the Board, and approves Board information, agendas and schedules. The lead independent director also participates in the selection of committee members and committee chairs, stockholder communications, and the recommendation of advisors and consultants to the Board. The Company believes that the lead independent director position strikes an appropriate balance between Mr. Owens’ significant executive, customer, and industry knowledge in his position as Chairman and the Board’s fiduciary duties to stockholders. The Company further believes that separation of the Chairman and executive officer roles at this time allows Mr. Wheeler to focus his time and energy on operating and managing the Company while leveraging the experience and perspectives of the Chairman.

The Board has an active role in evaluating the Company’s risk management in our ongoing business by regularly reviewing information presented by management regarding the Company’s business and operations risks and monitoring risk areas through board reports and related discussions at board meetings. Our Board also reviews and approves the capital budget on an annual basis. Our committees include an audit committee, which oversees accounting and financial issues and risks, a compensation committee, which reviews leadership performance and compensation, and a nominating and corporate governance committee, which assesses Board performance and corporate governance issues.

Compensation of Directors

For the fiscal year ended September 30, 2015, each non-employee director received $85,000 per year in cash, paid in four equal quarterly installments. The Chairman of the Board receives an additional $15,000 per year and the chairman of the audit committee receives an additional $10,000, in cash, paid in four equal quarterly installments. The lead independent director receives an additional $10,000 per year, in cash, paid in quarterly installments effective for the third quarter of fiscal year 2015. Each non-employee director was also granted 500 shares of restricted stock during fiscal year 2015. The shares vest in four equal annual installments with the first installment vesting on the first anniversary of the date of grant. All directors are reimbursed for ordinary and necessary expenses incurred in attending board and committee meetings.

The following table summarizes compensation paid to each non-employee director during the fiscal year ended September 30, 2015:

Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (5)	All Other Compensation ($) (1)	Total ($)
Gary D. Owens	100,000	(2)	5,565	—	105,565
William H. Moody	95,000	(3)	5,565	—	100,565
Charles H. Still	90,000	(4)	5,565	—	95,565
Tina M. Langtry	85,000		5,565	—	90,565
Thomas L. Davis	85,000		5,565	—	90,565
Richard F. Miles	85,000		5,565	—	90,565

(1)	All directors of the Company are reimbursed for ordinary and necessary expenses incurred in attending board and committee meetings.
(2)	As Chairman of the Board, Mr. Owens receives an additional $15,000 in cash, paid in four equal quarterly installments.
(3)	As chairman of the audit committee, Mr. Moody receives an additional $10,000 in cash, paid in four equal quarterly installments.
(4)	As lead independent director, Mr. Still receives an additional $10,000 in cash, paid in quarterly installments effective for the third quarter of fiscal year 2015.
(5)	Represents 500 restricted shares granted to each director of the Company on February 12, 2015. The shares vest in four equal annual installments with the first installment vesting on the first anniversary date of the date of grant. As required by SEC rules, amounts in this column represent the aggregate grant date value of stock-based compensation expense as required by FASB ASC Topic 718 Stock Based Compensation. A discussion of the assumptions used to value the restricted stock awards is contained in the notes to the Company’s financial statements.

PROPOSAL II : RATIFICATION OF APPOINTMENT OF AUDITORS

For fiscal year 2014, the Company retained UHY LLP (“UHY”), independent public accountants, to provide audit services to the Company and, in consideration of such services, paid to UHY the amounts specified under the heading “Independent Public Accountants” in this proxy statement.

On December 1, 2014, UHY informed the Company that effective on that date, its Texas practice had been acquired by BDO USA, LLP (“BDO”). As a result of this transaction, UHY elected not to stand for reappointment as the Company’s independent registered public accounting firm for the fiscal year ended September 30, 2015. There were no disagreements with UHY and UHY issued an unqualified opinion for fiscal year 2014.

For fiscal year 2015, the Company appointed BDO, independent public accountants, to provide audit services to the Company and, in consideration of such services, paid to BDO the amounts specified under the heading “Independent Public Accountants” in this proxy statement.

The audit committee of the Board has appointed BDO to audit our consolidated financial statements for the year ending September 30, 2016, and such appointment has been approved by the Board.

In the event the appointment of BDO is not ratified, the audit committee will consider the appointment of other independent auditors. A representative of BDO is expected to be present at the annual meeting and will be available to make a statement if such representative desires to do so and to respond to appropriate questions.

The Board recommends voting “FOR” this proposal.

Audit Committee Report

The Audit Committee of the Board of Directors of the Company, which operates under a written charter adopted by the entire Board, serves as the representative of the Board for general oversight of the Company’s financial accounting and reporting process, system of internal control, audit process and process for monitoring compliance with laws and regulations and the Company’s standards of business conduct. The Company’s management has primary responsibility for preparing the Company’s financial statements and for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm, BDO USA, LLP, is responsible for expressing opinions on the conformity of the Company’s financial statements to generally accepted accounting principles in the United States and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Pubic Company Accounting Oversight Board.

In this context, the Audit Committee hereby reports as follows:

1) The Audit Committee has reviewed and discussed the financial statements as of and for the year ended September 30, 2015 with management and BDO USA, LLP, the Company’s independent registered public accounting firm.

2) During fiscal year 2015, management assessed the effectiveness of the Company’s system of internal control over financial reporting in connection with the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has reviewed and discussed with management, as well as BDO USA, LLP, management’s report on internal control over financial reporting and BDO USA, LLP’s report on their audit of the Company’s internal control over financial reporting as of September 30, 2015.

3) The Audit Committee has discussed with the independent accountants the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees.”

4) The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

5) Based on the review and discussion referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Board of Directors of the Company, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K (17 CFR 249.310) for the fiscal year ended September 30, 2015 for filing with the SEC.

Each of the members of the Audit Committee is independent as defined under the listing standards of the NASDAQ market exchange.

Thomas L. Davis, Ph.D.

William H. Moody

Charles H. Still

Mr. Giesinger was appointed to the Audit Committee on November 18, 2015 but did not participate in the preparation of the audit committee report for the fiscal year ended September 30, 2015 due to the timing of his appointment.

Independent Public Accountants

UHY served as the Company’s principal independent public accountants for the fiscal year ended September 30, 2014. BDO served as the Company’s principal independent public accountants for the fiscal year ended September 30, 2015. A representative of BDO is expected to attend the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed by UHY for professional services rendered for the audit of the Company’s annual financial statements, including for professional services rendered in connection with the audit of internal control over financial reporting in compliance with Section 404 of the Sarbanes Oxley Act of 2002 and the reviews of the financial statements included in the Company’s Forms 10-Q were $476,000 during the 2014 fiscal year.

The aggregate fees billed by BDO for professional services rendered for the audit of the Company’s annual financial statements, including for professional services rendered in connection with the audit of internal control over financial reporting in compliance with Section 404 of the Sarbanes Oxley Act of 2002 and the reviews of the financial statements included in the Company’s Forms 10-Q were $460,000 during the 2015 fiscal year.

The Company uses firms other than BDO and UHY for certain of its statutory audit-related services for its international subsidiaries.

Audit-Related Fees

There were no fees billed by BDO and UHY for audit-related services for the 2015 or 2014 fiscal years.

Tax Fees

The aggregate fees billed by BDO for tax services for the 2015 fiscal year were $60,000. The aggregate fees billed by UHY for tax services for the 2014 fiscal year were $38,000

All Other Fees

There were no fees billed by BDO or UHY for other services not disclosed above for the 2015 or 2014 fiscal years.

Compatibility of Certain Fees with Independent Accountants’ Independence

The audit committee has adopted pre-approval policies and procedures pursuant to which the engagement of the Company’s independent accountant is approved. Such procedures govern the ways in which the audit committee will pre-approve audit and various categories of non-audit services that the independent accountant provides to the Company and its subsidiaries. In accordance with this policy, the audit committee had given its approval for the provision of audit services by BDO for the fiscal year ended September 30, 2015. Services which have not received pre-approval must receive specific approval of the audit committee. The audit committee is informed of each such engagement in a timely manner, and such procedures do not include delegation of the audit committee’s responsibilities to management. The Audit Committee also considered whether the provision of non-audit services by BDO was compatible with maintaining such firm’s independence, and after such review, authorized BDO’s selection as the Company’s independent registered public accounting firm. All audit contracts that were entered into in fiscal year 2015 were pre-approved by the audit committee.

PROPOSAL III : ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Securities Exchange Act, at the meeting, the stockholders will vote on a non-binding, advisory resolution regarding the compensation of the Company’s named executive officers.

We believe that our compensation policies and procedures are competitive, focused on pay-for-performance and strongly aligned with the long-term interests of our stockholders. This advisory stockholder vote, commonly known as “Say-on-Pay,” gives you as a stockholder the opportunity to endorse or not endorse the compensation we pay our named executive officers through voting for or against the following resolution:

“Resolved, that the stockholders approve the compensation of the Company’s named executive officers as disclosed in the Company’s 2016 proxy statement pursuant to Item 402 of Regulation S-K, (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related discussion).”

The Company and the compensation committee remain committed to the compensation philosophy, policies and objectives outlined under the heading “Compensation Discussion and Analysis” in this proxy statement. As always, the compensation committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Because your vote is advisory, it will not be binding upon the Company or the Board. However, the compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements. Additionally, your advisory vote will not be construed (i) as overruling a decision by the Company or the Board, (ii) to create or imply any change to the fiduciary duties of the Company or the Board, (iii) to create or imply any additional fiduciary duties for the Company or the Board, or (iv) to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.

The Board recommends voting “FOR” this proposal.

Executive Officers and Compensation

The Company considers the following individuals to be its only executive officers, and there are no other individuals who are head of principal business units, divisions or functions or who perform policy making functions other than the individuals identified below. Information regarding such named executive officers follows:

Name	Age	Position
Walter R. Wheeler	62	President and Chief Executive Officer
Michael J. Sheen	67	Senior Vice President and Chief Technical Officer
Thomas T. McEntire	55	Vice President, Chief Financial Officer and Secretary
Robbin B. Adams	58	Executive Vice President and Chief Project Engineer

Thomas T. McEntire joined the Company as Chief Financial Officer in September 1997 and became Secretary in February 2009. Mr. McEntire had been Financial Controller of APS Holding Corporation (“APS”) beginning in February 1995 and held other senior financial management positions since joining APS in 1990. Prior to joining APS, Mr. McEntire held various positions with Coopers & Lybrand L.L.P. from 1982 to 1990.

Robbin B. Adams became the Company’s Executive Vice President and Chief Project Engineer in 2012. Mr. Adams has been a design engineer with the Company since 1997. Prior to 1997, Mr. Adams worked for 16 years as a design engineer at Input/Output, Inc. (now known as ION Geophysical Corp.).

Mr. Wheeler’s and Mr. Sheen’s background is described above under “Background of Nominees and Continuing Directors.”

Compensation Discussion and Analysis

Executive Compensation Program

Objectives of Compensation Program

Our executive compensation program is designed to attract, motivate and retain highly talented and experienced management personnel and to reward management for the Company’s successful financial performance and for increasing stockholder value. We provide compensation and incentives through a combination of salaries, annual performance bonuses and long-term incentive stock-based awards.

Executive officers generally receive the same benefits as other employees. Any differences are typically due to position, seniority, or local requirements. Consistent with this philosophy, executive officers receive minimal perquisites. Messrs. Wheeler, Sheen, McEntire and Adams have entered into employment agreements with the Company, which, under certain circumstances, provide them with certain severance benefits upon their terminations of employment. See “Potential Payments upon Termination or Change-in-Control” below for more information on these benefits. Our compensation policies are designed to enhance our financial performance and stockholder value by aligning the financial interests of the executive officers and employees with those of our stockholders.

What Our Compensation is Designed to Reward

Our compensation program is designed to reward teamwork and each individual’s contribution to the Company, including the impact of such contribution on the Company’s overall financial performance, as well as to produce positive long-term results for our stockholders and employees.

Administration

As of the end of fiscal year 2015, the compensation committee is composed of three non-employee members of the Board. No compensation committee member participates in any of our employee compensation programs. Our non-employee directors are eligible to and do participate in our 2014 Long-Term Incentive Plan. The compensation committee (i) sets and recommends annual compensation, including equity awards, for Messrs. Wheeler, Sheen, McEntire, and Adams to the full Board for approval, (ii) reviews and approves the compensation program for all other employees as recommended to the compensation committee by the President and Chief Executive Officer, and (iii) reviews and approves awards under equity incentive plans and the non-equity incentive program to all employees as recommended to the compensation committee by management.

During fiscal year 2015, the compensation committee hired Frederic W. Cook & Co, Inc., an independent compensation consultant (the “Compensation Consultant”), to assist the compensation committee in reviewing the Company’s prior equity grants to the Company’s senior executive officers and to make recommendations regarding future equity grants. The results of this review are further described under the heading “Fiscal Year 2016 Compensation Changes”.

At the 2015 Annual Meeting of Stockholders, the stockholders approved, by a non-binding, advisory resolution, the compensation of the Company’s named executive officers. The compensation committee considered this resolution of the stockholders in its review of executive compensation in fiscal year 2015 and determined that the stockholders generally supported the compensation packages awarded to the Company’s named executive officers, and the objectives and policies by which those packages were determined. Pursuant to a resolution adopted by the stockholders at the 2011 Annual Meeting of Stockholders, the stockholders will have an opportunity to approve or withhold approval of executive compensation by a non-binding advisory resolution on an annual basis at each annual meeting of stockholders.

Elements of Compensation

General

The primary elements of the executive compensation program consist of (1) base salary, (2) annual cash bonuses pursuant to a non-equity incentive program, and (3) long term incentives in the form of equity-based compensation awards. Equity-based compensation awards have historically included nonqualified stock options and restricted stock awards. Each executive officer’s current and prior compensation is considered in setting future compensation and, while consideration is given to the vesting and value of previously granted equity-based compensation awards, the total compensation package is not regularly adjusted for such values. In addition, the Company focuses on the relative roles throughout the organization when determining compensation.

The Company chooses to pay each element of compensation to reward executives through various means. The base salary and employee benefits compensate executives for their daily efforts as management of the Company. The annual cash bonus program, described in more detail below, encourages executives to not only meet goals for the Company, measured in terms of consolidated pretax profits (before bonus), but also encourages other employees to meet goals as well. The equity-based compensation awards provide a long term incentive to executives to improve the performance of the Company as viewed by the market.

An executive officer’s annual base salary and annual cash bonus do not fluctuate as a result of increases or decreases in the market value of equity-based compensation awards. For example, if the stock price has grown significantly, resulting in large potential gains on vested stock awards, an executive officer’s base salary or bonus potential is not adjusted for that reason. However, the compensation committee would consider those gains in awarding additional equity-based compensation. Similarly, the compensation committee would not consider a large cash bonus award under the Company’s annual bonus plan or the Executive Officer Annual Bonus Plan to be a reason to reduce the equity-based compensation awards or annual base salary received by the executive in the following fiscal year. The Company views each compensation element as a different means of encouraging and promoting performance. These compensation elements are designed to work in tandem.

In fiscal year 2015, no new restricted stock grants or stock options were awarded to the named executive officers.

In fiscal year 2014, the following restricted stock grants were awarded to the named executive officers:

Name	Number of Shares of Restricted Stock Granted
Walter R. Wheeler	15,000
Michael J. Sheen	10,000
Robbin B. Adams	10,000
Thomas T. McEntire	10,000

No new stock options were awarded in fiscal year 2014 to the named executive officers.

The compensation committee considers the balance of base salary levels supplemented by bonus awards and equity compensation in evaluating the total executive compensation package. The executive officers are encouraged to earn their bonus and equity compensation in order to realize the full value of their compensation package. We intend that the attainment of the performance goals established by the compensation committee will benefit our stockholders.

The compensation committee does not believe that there is another public company that is a peer to the Company in the seismic industry. The Company is a manufacturer of seismic products and does not provide traditional seismic services or maintain a seismic library, like other similar companies. One of the Company’s most direct competitors is a subsidiary of a much larger company, and there is no access to salary information of the subsidiary alone. The compensation committee from time to time does review publicly available information on other seismic industry participants to help understand the marketplace in which the Company competes. Management assists the committee in gathering this information from other companies in the seismic industry and the committee engaged an independent compensation consultant during fiscal year 2015 to gather executive compensation information from a broader group of energy companies. The compensation committee strives to maintain a reasonable compensation package for each executive officer and uses this information to retain such officer and provide incentives for such officer to continue to improve the Company’s performance in the future.

In setting compensation levels for fiscal year 2015, the compensation committee did not perform a formal analysis of other seismic industry participants’ executive salaries. The conclusion of the compensation committee after its most recent examination of the publicly available executive compensation of certain seismic industry participants from 2010 was that the Company’s compensation of each of its executive officers, particularly their base salaries, were well within and typically much lower than the compensation of executive officers in other seismic industry companies, adjusting for various factors such as size, location and seniority of the executive officer. In light of the 2010 information and the existing market conditions, the compensation committee elected not to adjust base salaries of the named executive officers in 2015.

The Company places a high priority on the retention of its key employees, particularly our executive officers. The Board of the Company believes that these executive officers have made significant contributions to the growth and development of the Company and have developed a synergy among themselves that fosters progress and support. The Board believes that a loss of any one of these executive officers could have a significant adverse impact on the Company. Based upon these considerations, the compensation committee designed compensation packages for our executive officers.

The compensation committee targets overall compensation packages for our executive officers that are competitive compared to the total value received by comparable executive officers at other seismic industry companies. Due to the nature of the Company’s business, it is possible for our executive officers to receive substantial financial rewards when the Company’s fiscal year financial performance exceeds expectations. Conversely, in years when the Company’s fiscal year financial performance does not meet expectations, our executive officers will receive minimal financial compensation, if any, in addition to their base salaries. The compensation committee attempts to maintain annual base salary ranges that are intended to keep salaries consistent and reasonably competitive with salaries at other seismic industry companies, therefore improving the likelihood of retaining the executive officers. The remaining portions of the executives’ compensation packages are tied to the Company’s financial performance, thus providing an incentive to executive officers and a benefit to our stockholders.

Chief Executive Officer

In the fiscal year 2013, Mr. Owens’, our prior President and Chief Executive Officer, compensation package was not adjusted from fiscal year 2012 levels. Although no discretionary bonus was awarded, the compensation committee approved a comprehensive, company-wide cash bonus compensation plan for fiscal year 2013 with greater bonus pools than those established under a similar cash bonus compensation plan applicable to fiscal year 2012. No discretionary bonus was awarded to Mr. Owens during the fiscal year 2013. Mr. Owens’ overall compensation package for fiscal year 2013 had a value of $595,313.

In the first quarter of fiscal year 2014, Mr. Owens’ compensation package was not adjusted from fiscal year 2013 levels. No discretionary or company-wide cash bonus was awarded to Mr. Owens during the fiscal year 2014. Mr. Owens’ overall compensation package for fiscal year 2014 had a value of $99,303 and Mr. Owens retired from his position as President and Chief Executive Officer on December 31, 2013.

Beginning with his appointment and promotion to the position of President and Chief Executive Officer on January 1, 2014, Mr. Wheeler’s annual base salary was set at $300,000 based upon his experience, qualifications, familiarity with the Company, the base salary of the other executive officers at the Company, and the salaries of chief executive officers in other seismic industry companies. This represented an increase of Mr. Wheeler’s annual base salary of 71.4% as the result of his new appointment. Although no discretionary bonus was awarded, the compensation committee approved a comprehensive, company-wide cash bonus compensation plan for fiscal year 2014 with greater bonus pool potential than those established under a similar cash bonus compensation plan applicable to fiscal year 2013. Mr. Wheeler’s overall compensation package for fiscal year 2014 had a value of $1,995,470.

In fiscal year 2015, Mr. Wheeler’s compensation package was not adjusted from fiscal year 2014 levels. No discretionary or company-wide cash bonus was awarded during fiscal year 2015. Mr. Wheeler’s overall compensation package for fiscal year 2015 had a value of $300,000.

Chief Technical Officer

In fiscal year 2013, Mr. Sheen’s compensation package was not adjusted from fiscal year 2012 levels. Although no discretionary bonus was awarded, the compensation committee approved a comprehensive, company-wide cash bonus compensation plan for fiscal year 2013 with greater bonus pools than those established under a similar cash bonus compensation plan applicable to fiscal year 2012. Mr. Sheen’s overall compensation package for fiscal year 2013 had a value of $562,832.

In fiscal year 2014, Mr. Sheen’s annual base salary was increased by 10.2% to $300,000 taking into account his personal achievements, leadership and the performance of the Company. Although no discretionary bonus was awarded, the compensation committee approved a comprehensive, company-wide cash bonus compensation plan for fiscal year 2014 with greater bonus pools than those established under a similar cash bonus compensation plan applicable to fiscal year 2013. Mr. Sheen’s overall compensation package for fiscal year 2014 had a value of $1,530,260.

In fiscal year 2015, Mr. Sheen’s compensation package was not adjusted from fiscal year 2014 levels. No discretionary or company-wide cash bonus was awarded during fiscal year 2015. Mr. Sheen’s overall compensation package for fiscal year 2015 had a value of $300,000.

Chief Financial Officer

In fiscal year 2013, Mr. McEntire’s compensation package was not adjusted from fiscal year 2012 levels. Although no discretionary bonus was awarded, the compensation committee approved a comprehensive, company-wide cash bonus compensation plan for fiscal year 2013 with greater bonus pools than those established under a similar cash bonus compensation plan applicable to fiscal year 2012. Mr. McEntire’s overall compensation package for fiscal year 2013 had a value of $530,561.

In fiscal year 2014, Mr. McEntire’s annual base salary was increased by 13.6% to $275,000 taking into account his personal achievements, leadership and the performance of the Company. Although no discretionary bonus was awarded, the compensation committee approved a comprehensive, company-wide cash bonus compensation plan for fiscal year 2014 with greater bonus pools than those established under a similar cash bonus compensation plan applicable to fiscal year 2013. Mr. McEntire’s overall compensation package for fiscal year 2014 had a value of $1,499,703.

In fiscal year 2015, Mr. McEntire’s compensation package was not adjusted from fiscal year 2014 levels. No discretionary or company-wide cash bonus was awarded during fiscal year 2015. Mr. McEntire’s overall compensation package for fiscal year 2015 had a value of $275,000.

Chief Project Engineer

In fiscal year 2013, Mr. Adams’ compensation package was not adjusted from fiscal year 2012 levels. Although no discretionary bonus was awarded, the compensation committee approved a comprehensive, company-wide cash bonus compensation plan for fiscal year 2013 with greater bonus pools than those established under a similar cash bonus compensation plan applicable to fiscal year 2012. Mr. Adams’ overall compensation package for fiscal year 2013 had a value of $327,912.

In fiscal year 2014, Mr. Adams’ annual base salary was increased by 56.25% in recognition of his increased responsibilities, duties, personal achievements, leadership and the performance of the Company. Although no discretionary bonus was awarded, the compensation committee approved a comprehensive, company-wide cash bonus compensation plan for fiscal year 2014 with greater bonus pools than those established under a similar cash bonus compensation plan applicable to fiscal year 2013. Mr. Adams’ overall compensation package for fiscal year 2014 had a value of $1,456,755.

In fiscal year 2015, Mr. Adams’ compensation package was not adjusted from fiscal year 2014 levels. No discretionary or company-wide cash bonus was awarded during fiscal year 2015. Mr. Adams’ overall compensation package for fiscal year 2015 had a value of $250,000.

Base Annual Salaries

Before the Company’s initial public offering in 1997, and before the formation of the compensation committee, the Company entered into an employment agreement with Mr. Sheen. The compensation level reflected in the employment agreement was established in July 1997 by negotiations by Mr. Sheen, before he joined the Company, and representatives of OYO Corporation U.S.A., the Company’s sole stockholder at that time. The employment agreement was amended, effective October 1, 2008, to bring the agreement into documentary compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and does not otherwise affect his current compensation level.

The base annual salaries of the Company’s named executive officers at the end of fiscal year 2015 were as follows:

Mr. Wheeler, President and Chief Executive Officer	$300,000
Mr. Sheen, Senior Vice President and Chief Technical Officer	$300,000
Mr. McEntire, Vice President, Chief Financial Officer and Secretary	$275,000
Mr. Adams, Executive Vice President and Chief Project Engineer	$250,000

The compensation committee has the authority to adjust these base salaries; however, the employment agreements for each executive officer requires that the base salaries not be reduced from the base amounts set forth above.

Annual Performance Bonuses

For fiscal year 2015, the Board adopted a comprehensive company-wide bonus compensation plan (the “2015 Bonus Plan”) for all employees. The 2015 Bonus Plan, which follows the same principles, goals and criteria as in the bonus plan previously established for prior fiscal years, set forth various targets and criteria for the Company’s operating performance and established a cash bonus, assessed on an individual basis, for employees of the Company. The financial targets were designed to provide incentives for the employees to work as a team to improve our financial results.

Under the 2015 Bonus Plan, every employee of the Company is eligible to participate in Tier I of the Bonus Plan, except for employees in the Russian Federation who participate in a local plan. Under Tier I, employees share proportionally in the Company’s profits based on each employee’s relative payroll. The Tier I bonus pool is established by accruing 12.7% of consolidated pretax profits (before bonus) above a specified range. Various management teams, including the executive officers, and selected key employees are eligible to participate in Tier II of the 2015 Bonus Plan, which applies after Tier I is fully funded. The Tier II bonus pool is established by accruing 12.7% of consolidated pretax profits (before bonus) within a specified range above Tier I. Under Tier II, certain participants share in the bonus pool depending on the satisfaction of predefined goals by their respective working groups. None of the named executive officers were required to satisfy individual predefined goals under the 2015 Bonus Plan. Tier I bonuses are paid if the Company reaches a predetermined pretax profit (before bonus) level. Tier II is based on attaining a predetermined consolidated pretax profits (before bonus) level as well as, in most cases (but not in the case of our named executive officers), specific performance criteria of the group eligible for the bonus. The predetermined pretax profits (before bonus) levels as well as the specific performance criteria are re-evaluated annually. The groups eligible for Tier II bonuses in one year are not necessarily eligible the following year. The eligible groups are selected based on management’s goals for improvement across the Company.

Our named executive officers were not required to achieve individual performance targets in order to earn their respective annual cash incentive payments under the 2015 Bonus Plan. However, the consolidated pretax profits (before bonus) of the Company must reach a predetermined threshold before Tier I or Tier II bonus payments will be made. The difficulty of attaining the performance criteria fluctuates in response to the Company’s industry, market and overall performance. While each of Messrs. Wheeler, Sheen, McEntire and Adams has the ability to influence the Company’s financial performance, none of them can ensure that the Company’s performance will rise to the level of satisfying the Tier I or Tier II thresholds. During fiscal year 2015, no Tier I or Tier II bonuses were funded.

At the annual stockholders meeting held on February 23, 2009, the Company’s stockholders approved the OYO Geospace Corporation Executive Officer Annual Bonus Plan (the “Executive Officer Annual Bonus Plan”). Only executive employees who are or may become “covered employees” of the Company, as defined in Section 162(m) of the Code are eligible participants. Only Messrs. Wheeler, Sheen and Adams are eligible to participate in the Executive Officer Annual Bonus Plan. The performance goal necessary for the payment of bonuses under the Executive Officer Annual Bonus Plan is the achievement of positive return on stockholder equity, as reported in the Company’s year-end or, if applicable, quarterly earnings release. The compensation committee may, in its discretion, add additional terms or conditions to the receipt of a bonus under the Executive Officer Annual Bonus Plan so long as such additional terms and conditions do not contradict the terms of the Executive Officer Annual Bonus Plan. The compensation committee will not award bonuses under the Executive Officer Annual Bonus Plan if the performance criteria of a positive return on stockholder equity is not satisfied. In no event may a bonus in excess of $1.0 million be paid pursuant to the Executive Officer Annual Bonus Plan to any participant for any fiscal year. The ability to achieve the performance criteria required under the Executive Officer Annual Bonus Plan is analogous to the challenge presented by the 2015 Bonus Plan criteria: the difficulty of attaining the performance criteria fluctuates in response to the Company’s industry, market and overall performance. While the actions and individual job performance of each of Messrs. Wheeler, Sheen and Adams may influence the Company’s financial performance, none of them can ensure that the Company’s performance will result in a positive return on stockholder equity.

Long-Term Stock-Based Compensation

We believe that long-term incentive compensation is an important component of the Company’s compensation program and that the value of this compensation should be directly related to increases in stockholder value. In addition to base salaries and annual performance bonuses, the executive officers have historically participated in the 1997 Key Employee Stock Option Plan, as amended, and its successor plan, the 2014 Long Term Incentive Plan, which allow the Company to grant long-term incentive compensation to its executive officers in the form of stock options and restricted stock awards. These options and restricted stock awards typically vest 25% per year over four years and are intended to compensate executive officers for long-term appreciation in the market value of our Common Stock.

Historically, stock option grants and restricted stock awards were determined based on an individual’s annual compensation and their contribution to the company. The compensation committee independently sets and recommends stock option grants and restricted stock awards for the Company’s executive officers to the full Board for approval. Proposals for stock option and restricted stock awards to non-executives is presented by the President and Chief Executive Officer and approved by the Board upon the recommendation of the compensation committee. Mr. Sheen abstains from voting with respect to his own compensation and option grants. In fiscal year 2015, no stock option grants or restricted stock grants were awarded to the Company’s executive officers and no stock options were exercised by the Company’s executive officers.

Relative Size of Major Compensation Elements

The combination of base salary, annual non-equity incentive awards and equity incentive awards comprise total direct compensation. In setting named executive officer compensation, the compensation committee considers the aggregate compensation payable to the executive officer and the form of the compensation. The compensation committee seeks to achieve the appropriate balance between immediate cash rewards and incentives for the achievement of both annual and long-term financial and non-financial objectives.

Timing of Compensation Decisions

On September 26, 2013, the compensation committee approved an increase in base salary for Mr. Wheeler of 71.4% as a result of his appointment to President and Chief Executive Officer effective January 1, 2014 and to reflect his significant new responsibilities and the reviewed executive salary information from several other seismic industry companies. The compensation committee also approved an increase in the base salaries for Mr. Sheen, Senior Vice President and Chief Technical Officer of 10.2%, Mr. McEntire, the Vice President, Chief Financial Officer and Secretary of 13.6% and Mr. Adams, the Chief Project Engineer of 56.25%, effective January 1, 2014. These increases were determined by the compensation committee to be appropriate in order to retain Messrs. Sheen, McEntire and Adams following the compensation committee’s evaluation of peer company data, their personal performance and leadership, the performance of the Company during fiscal year 2013 and the period of time that had elapsed since the last adjustment to executive compensation which occurred at the end of fiscal year 2011.

Benefits

We offer a variety of health and welfare and retirement programs to all eligible employees. Executive officers generally are eligible for the same benefit programs on the same basis as the rest of the broad-based employees. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical, wellness, pharmacy, dental, life insurance and accidental death and disability. Each employee receives life insurance equal to the employee’s annual salary with a maximum payout of $100,000 and accidental death and dismemberment coverage.

We maintain a defined contribution retirement plan that is intended to qualify under Section 401(k) of the Code. The plan covers all full-time employees who meet age and service requirements. The plan provides for pre-tax, elective employee contributions with a matching contribution from us ranging from 50% to 100% of employee contributions, up to a maximum of 3.5% of the employee’s annual salary.

We offer vacation time determined by years of service. As of September 30, 2015, Mr. Sheen had accrued 314 hours of vacation; Mr. McEntire had accrued 194 hours of vacation; Mr. Wheeler had accrued 314 hours of vacation; and Mr. Adams had accrued 258 hours of vacation. Employees, including executive officers, may roll over up to 160 hours of unused vacation time to subsequent years.

Perquisites

As described above, we maintain life insurance policies on each named executive officer for the benefit of such executive’s family members. The maximum payout under each of these policies is $100,000. We also maintain key man life insurance policies on each executive officer exclusively for the benefit of the Company. Additionally, the Company provides promotional shirts, hats and Company logo golf balls to employees for use at Company-sponsored events and exhibitions. The Company may, during years when the Company is meeting its financial goals, reimburse the executive officers for the travel expenses of each executive’s spouse to attend certain annual geophysical conferences in North America and Europe.

Impact of Accounting and Tax Treatment

A standard issued by the Financial Accounting Standards Board requires a public company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The equity awards we grant are structured to comply with the requirements of the standard to maintain the appropriate equity accounting treatment.

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation paid to the chief executive officer and the four other most highly compensated executive officers (excluding the chief financial officer) that may be deducted by us in our U.S. tax return in any year unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations. The compensation committee believes the compensation earned in excess of this amount by Messrs. Sheen, Wheeler and Adams, including compensation attributable to the exercise of stock options, will not result in a material loss of tax deductions to the Company.

Section 409A of the Code, as amended (“Section 409A”), provides that deferrals of compensation under a nonqualified deferred compensation plan for all taxable years are currently includible in gross income to the extent not subject to a substantial risk of forfeiture and not previously included in gross income, unless certain requirements are met. We intend to structure any deferred compensation items to be in compliance with Section 409A.

Fiscal 2016 Compensation Changes

In response to discussions with one of our institutional investors, the Board of Directors undertook a review of the long-term stock-based compensation component of the Company’s compensation program to its senior executive officers. The compensation committee hired Frederic W. Cook & Co, Inc., an independent compensation consultant (the “Compensation Consultant”), to assist the compensation committee in reviewing the Company’s prior equity grants to the Company’s senior executive officers and to make recommendations regarding future equity grants. As a result of such review, the compensation committee determined that, starting in the Company’s 2016 fiscal year, such annual equity grants should include elements of performance intended to more closely align executive incentives with the interests of the stockholders. In order to maintain the current level of total executive compensation and offset the cost of such annual equity grants, the Company intends to reduce the availability of cash bonus awards to each senior executive officer.

On November 17, 2015, at the recommendation of the compensation committee, the Board of Directors adopted a new performance-based nonqualified stock option agreement (the “Performance Option Agreement”) for stock option awards to its senior executive officers. The Performance Option Agreement has a term of five years that starts on the date of grant and provides for a ratable three-tranche vesting and exercisability schedule that is based upon specified total shareholder return performance goals as well as service time. The form of Performance Option Agreement is attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 20, 2015.

Stock options granted under the Performance Option Agreement must be exercised within a ten year period from the date of the grant to the extent that they are vested, with vesting being determined by two components:

•

A “service condition” – this condition is similar to the service-based vesting conditions in the Company’s prior equity awards. The service condition consists of a three-tier vesting schedule with one third of the total number of shares granted to be eligible for vesting on each of the first, second and third anniversaries of the date of grant.

•

A “performance condition” – this condition is a new feature for the Company’s equity awards. The performance condition consists of a three-tier vesting schedule with one-third of the total number of shares granted to be eligible for vesting upon the satisfaction of each of three different targets of performance as measured by total shareholder return (“TSR”) goals set by the compensation committee at the time of each grant. The TSR performance goals may be met at any time during the five-year period starting on the date of grant. To achieve a given TSR goal, the average trading price of the Company’s common stock over 20 consecutive trading days at any time during the five-year period must equal or exceed the stated goals.

At any time during the five-year period starting on the date of grant of a stock option award under the Performance Option Agreement, both vesting conditions are examined to determine the lowest common maximum amount that is exercisable under both conditions. For example, if the service condition allows for one-third of the shares under a grant to be exercisable and the performance condition allows for two-thirds of the shares under the grant to be exercisable, then at that time the option would be exercisable for only one-third of the shares. Similarly, if the service condition allows for all of the shares under a grant to be exercisable but the performance condition allows for none of the shares under the grant to be exercisable, then at that time the option would not be exercisable for any shares.

On the death or disability of a senior executive officer, any unfulfilled service conditions will be automatically accelerated but the option will only be exercisable to the extent the performance based vesting conditions have been satisfied at the date of death or disability. Upon a change of control of the Company during the five-year performance period of an option, both the service and performance conditions would be accelerated so the option would be fully exercisable upon the effective date of the change of control.

On November 18, 2015, the Board of Directors approved the Company’s 2016 grant of performance-based nonqualified stock options, using the Performance Option Agreement, to Mr. Wheeler, Mr. Sheen, Mr. McEntire and Mr. Adams. As recommended by the Compensation Consultant, the TSR goals used for the various performance-based vesting hurdles under each of these awards are 69%, 139% and 209% during a performance period of five years. Mr. Wheeler and Mr. Sheen received awards of 18,400 options to purchase shares of our common stock each; Mr. McEntire received an award of 17,000 option awards, and Mr. Adams received an award of 15,500 option awards. On November 18, 2015, the Company also granted restricted stock awards, with Mr. Wheeler and Mr. Sheen receiving awards in the amount of 8,500 shares each; Mr. McEntire receiving an award of 7,800 shares; and Mr. Adams receiving an award of 7,100 shares. The restricted stock awards vest in four equal annual installments beginning November 18, 2016.

The Board of Directors and the compensation committee intend to make annual grants of stock options to the Company’s senior executive officers using the Performance Option Agreement, with TSR goals to be determined by the compensation committee each year. The compensation committee will review the long-term incentive program each year to ensure that the key elements of the program continue to meet the objectives described above.

Summary Compensation Table

The following table sets forth certain information regarding compensation paid for services rendered during the fiscal years ended September 30, 2013, 2014 and 2015, respectively, to each of our named executive officers:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (3)	Stock Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Walter R. Wheeler, President and CEO (1)	2013	175,000	—	—	164,075	—	5,202	344,277
	2014	267,895	—	1,480,200	240,635	—	6,740	1,955,470
	2015	300,000	—	—	—	—	9,292	309,292

Gary D. Owens, Chairman of the Board (2)	2013	302,500	—	—	285,954	—	7,332	595,313
	2014	98,894	—	—	—	—	409	99,303
	2015	—	—	—	—	—	—	—

Michael J. Sheen Senior Vice President and Chief Technical Officer	2013	272,250	—	—	283,704	—	6,878	562,832
	2014	293,054	—	986,800	242,535	—	7,871	1,530,260
	2015	300,000	—	—	—	—	8,860	308,860

Thomas T. McEntire, Vice President, Chief Financial Officer and Secretary	2013	242,000	—	—	281,516	—	7,045	530,561
	2014	266,533	—	986,800	240,535	—	5,835	1,499,703
	2015	275,000	—	—	—	—	8,286	283,286

Robbin B. Adams, Executive Vice President and Chief Project Engineer	2013	160,000	—	—	163,110	—	4,802	327,912
	2014	226,877	—	986,000	237,422	—	5,656	1,456,755
	2015	250,000	—	—	—	—	8,520	258,520

(1)	Mr. Wheeler served as Executive Vice President and Chief Operating Officer until his appointment to President and CEO on January 1, 2014.
(2)	Mr. Owens retired from his positions as President and CEO on December 31, 2013, but remains Chairman of our Board.
(3)	Except for discretionary bonus amounts, bonus amounts are reported as “Non-Equity Incentive Plan Compensation” since these cash amounts were awarded by the compensation committee under the 2012 Bonus Plan, the 2013 Bonus Plan, the 2014 Bonus Plan and the Executive Officer Annual Bonus Plan, as applicable. The awards under the 2013 and 2014 Bonus Plan are discussed in further detail below in Footnote 5 and further below under the heading “— Annual Performance Bonuses”.
(4)	As required by SEC rules, amounts in this column represent the aggregate grant date value of stock-based compensation expense as required by FASB ASC Topic 718 Stock Based Compensation. A discussion of the assumptions used to value the restricted stock awards is contained in the notes to the Company’s financial statements.
(5)	The values listed for fiscal year 2013 were awarded under the 2013 Bonus Plan, but not paid until fiscal year 2014. The 2013 Bonus Plan was designed with a two tier structure. The Tier I pool, which is allocated among all employees based upon relative payroll amounts, was capped at $3,050,000. Tier I pool was funded by an accrual of 16.7% of any pretax profits in excess of the minimum predetermined threshold (5% return on stockholder equity). The Tier II pool was capped at $3,450,000, funding at 16.7% of any pretax profits in excess of the minimum predetermined threshold. The minimum predetermined threshold was satisfied for fiscal year 2013. Both the Tier I bonus pool and the Tier II bonus pool were fully funded.

The values listed for fiscal year 2014 were awarded under the 2014 Bonus Plan, but not paid until fiscal year 2015. The 2014 Bonus Plan was designed with a two tier structure. The Tier I pool, which is allocated among all employees based upon relative payroll amounts, was capped at $3,500,000. Tier I pool was funded by an accrual of

14.2% of any pretax profits in excess of the minimum predetermined threshold (5% return on stockholder equity). The Tier II pool was capped at $3,700,000, funding at 14.2% of any pretax profits in excess of the minimum predetermined threshold. The minimum predetermined threshold for Tier I was satisfied for fiscal year 2014. The Tier I bonus pool was fully funded and the Tier II bonus pool was funded in the amount of $2,990,000.

Additionally, on February 23, 2009, the Company’s stockholders approved the Executive Officer Annual Bonus Plan. Only Messrs. Sheen, Wheeler and Adams are eligible to participate in the Executive Officer Annual Bonus Plan. The terms of the Executive Officer Annual Bonus Plan establish a performance goal whereby return on stockholder equity must be positive to permit distribution of bonuses under the Executive Officer Annual Bonus Plan. If the positive return on stockholder equity goal is not met for any given year, no bonuses will be paid under the Executive Officer Annual Bonus Plan for the applicable year. This performance goal was not meet in fiscal year 2015. The performance goal was met in fiscal year 2013 and 2014. However, the Executive Officer Annual Bonus Plan gives the compensation committee the discretion to add additional terms or conditions to the receipt of a bonus under the Executive Officer Annual Bonus Plan so long as such additional terms and conditions do not contradict the terms of the Executive Officer Annual Bonus Plan. The compensation committee declined to award any amounts to Messrs. Sheen, Wheeler and Adams under the Executive Officer Annual Bonus Plan due to the significant amount awarded to the executive officers under the 2013 and 2014 Bonus Plan.

Equity Compensation Plan Information

The following table summarizes information with respect to our equity compensation plans under which our equity securities are authorized for issuance as of September 30, 2015:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance (excluding securities reflected in column (a)) (c)
	(In shares)	(In dollars per share)	(In shares)
Equity compensation plans approved by security holders (1)	89,700	$17.27	1,476,000
Equity compensation plans not approved by security holders	—	—	—
Total	89,700	$17.27	1,476,000

(1)	The number of securities shown in column (c) represents number of securities remaining available for issuance under the Company’s 2014 Long Term Incentive Plan (the “2014 Plan”), which was approved by the Board and shareholders in February 2014. The 2014 Plan allows for the issuance of restricted stock awards, performance stock awards, performance stock unit awards, restricted stock unit awards (the foregoing, “Full Value Awards”), stock options and stock appreciation rights. For purposes of calculating the number of securities remaining under the 2014 Plan in column (c), Full Value Awards are counted as 1.5 shares for each share awarded. During fiscal year 2015, an aggregate of 3,000 restricted shares were granted under the 2014 Plan. The number of securities shown in column (a) of the table above relates solely to stock options issued under the Company’s 1997 Key Employee Stock Option Plan.

Security Ownership of Certain Beneficial Owners and Management

The following table indicates the beneficial ownership as of December 15, 2015 of shares of Common Stock of each director and named executive officer, each person known to the Company to beneficially own more than 5% of the outstanding Common Stock and all directors and named executive officers as a group, along with the percentage of outstanding Common Stock that such ownership represents. The Company based the information regarding beneficial ownership by third persons of more than 5% of its outstanding capital stock on a search of all Schedules 13D and 13G filed with the Securities and Exchange Commission with respect to the Common Stock and additional information received by the Company from NASDAQ. Each person named has sole voting and investment power with respect to the shares indicated except as otherwise stated in the notes to the table.

Beneficial Owner	Shares	Percentage
FMR LLC (1)	1,963,700	14.73%
Brown Capital Management, LLC (2)	1,578,687	11.84%
BlackRock, Inc. (3)	1,139,626	8.55%
The Bank of New York Mellon Corporation (5)	829,387	6.22%
Eagle Asset Management, Inc. (6)	824,543	6.19%
Lemelson Capital Management (7)	720,715	5.41%
The Vanguard Group, Inc. (4)	550,628	4.13%
Thomas L. Davis, Ph.D.	19,354	*
Thomas T. McEntire	39,800	*
William H. Moody	10,194	*
Gary D. Owens	222,024	1.67%
Michael J. Sheen	18,500	*
Charles H. Still	6,000	*
Walter R. Wheeler (8)	83,925	*
Robbin B. Adams (9)	32,150	*
Tina M. Langtry	1,375	*
Richard F. Miles	11,450	*
Executive officers and directors as a group (10 people)	444,772	3.34%

*	Less than one percent.
(1)	Schedule 13G Amendment No. 1 filed with the Securities and Exchange Commission on March 10, 2015, indicates that FMR LLC beneficially owns 1,748,500 shares and has sole voting power with respect to 58,300 shares. The address indicated on this form is 245 Summer Street, Boston MA 02210. Other information received at a later date indicates that FMR LLC owns the number of shares shown above.
(2)	Schedule 13G Amendment No. 7 filed with the Securities and Exchange Commission on February 5, 2015, indicates that Brown Capital Management, LLC beneficially owns 1,440,397 shares and has sole voting power with respect to 896,861 shares. The address indicated on this form is 1201 N. Calvert Street, Baltimore, MD 21202. Information received at a later date indicates that Brown Capital Management, LLC owns the number of shares shown above.
(3)	Schedule 13G Amendment No. 4 filed with the Securities and Exchange Commission on January 15, 2015, indicates that BlackRock, Inc. beneficially owns 1,187,312 shares and has sole voting power with respect to 1,154,417 shares. The address indicated on this form is 55 East 52nd Street, New York, NY 10022. Other information received as of a later date indicates that BlackRock Institutional Trust Company, N.A., an apparent affiliate BlackRock, Inc. owns the number of shares shown above.
(4)	Schedule 13G filed with the Securities and Exchange Commission on February 10, 2015 indicates that The Vanguard Group beneficially owns 892,061 shares and has sole voting power with respect to 19,584 shares. The address indicated on this form is 100 Vanguard Blvd., Malvern, PA 19355. Other information received as of a later date indicates that The Vanguard Group owns the number of shares shown above.
(5)

Schedule 13G filed with the Securities and Exchange Commission on February 9, 2015, indicates that The Bank of New York Mellon Corporation beneficially owns the number of shares mentioned above and has sole voting power with respect to 763,953 shares. The address indicated on this form is 1 Wall Street, 31st Floor, New York, NY 10286.

(6)	Amended Schedule 13G filed with the Securities and Exchange Commission on January 8, 2015, indicates that Eagle Asset Management, Inc. beneficially owns 1,502,484 shares. The address indicated on this form is 880 Carillon Parkway, St. Petersburg, FL 33716. Other information received as of a later date indicates that Eagle Asset Management, Inc. owns the number of shares shown above.
(7)	Schedule 13G filed with the Securities and Exchange Commission on November 30, 2015, indicates that Lemelson Capital Management, LLC beneficially owns 720,715 shares and has no sole voting power with respect to these shares. The address indicated on this form is 225 Cedar Hill Street, Suite 200, Marlborough, MA 01752. Other information received as of a later date indicates that Lemelson Capital Management, LLC owns the number of shares shown above.
(8)	Includes vested unexercised options to purchase 26,000 shares. Mr. Wheeler’s business address is 7007 Pinemont Drive, Houston, Texas 77040-6601.
(9)	Includes vested unexercised options to purchase 13,500 shares. Mr. Adams’ business address is 7007 Pinemont Drive, Houston, Texas 77040-6601.

Employee Equity Incentive Plans

In February 2014, the Board and stockholders approved the 2014 Long Term Incentive Plan (the Plan), which replaced the 1997 Key Employee Stock Incentive Plan.

The Plan is administered by the compensation committee. Under the Plan, the compensation committee may grant incentive stock options, nonqualified stock options and restricted stock. The purchase price of shares subject to an incentive option granted under the Plan is determined by the compensation committee and may not be less than the greater of: (a) 100% of the fair market value of the shares of Common Stock on the date the option is granted or (b) the aggregate par value of the shares of Common Stock on the date the option is granted. The compensation committee in its discretion may provide that the price at which shares of Common Stock may be purchased under an incentive option shall be more than 100% of fair market value. In the case of any 10% stockholder, the price at which shares of Common Stock may be purchased under an incentive option shall not be less than 110% of the fair market value of the Common Stock on the date the incentive option is granted. The price at which shares of Common Stock may be purchased under a nonqualified option shall not be less than the greater of: (a) 100% of the fair market value of the shares of Common Stock on the date the option is granted or (b) the aggregate par value of the shares of Common Stock on the date the option is granted. The compensation committee in its discretion may provide that the price at which shares of Common Stock may be purchased under a nonqualified option shall be more than 100% of fair market value.

Options granted under the Plan must be exercised within ten years from the date of grant. In the case of a 10% stockholder, no incentive option shall be exercisable after the expiration of five years from the date the incentive option is granted.

Generally, awards granted under the Plan are not transferable by the holder other than by will or under the laws of descent and distribution. Options granted under the Plan, if vested, terminate on the earlier of (i) the expiration date of the option or (ii) one day less than three months after the date the holder of the option terminates his or her employment with us for any reason other than the death, disability or the retirement of such holder. During such three-month period the holder may exercise the option in respect of the number of shares that were vested on the date of such severance of employment. In the event of severance because of the death, disability or retirement of a holder before the expiration date of the option, the option terminates on the earlier of such (i) expiration date or (ii) one year following the date of severance. During this period the holder, or his or her heirs, as the case may be, generally may exercise the option in respect of the number of shares that were vested on the date of severance because of death, disability or retirement.

At September 30, 2015, an aggregate of 1,476,000 shares of common stock were available for issuance under the Plan.

Grants of Plan-Based Awards Table

No plan-based awards were granted to named executive officers of the Company during the fiscal year ended September 30, 2015

Material Terms of Plan-Based Awards

The material terms of the Executive Officer Annual Bonus Plan, the 2015 Bonus Plan and our employee equity incentive plans are described under the captions “Compensation Discussion and Analysis – Elements of Compensation – Annual Performance Bonuses”; “– Fiscal 2016 Compensation Changes” and “Employee Equity Incentive Plans.”

Salary and Bonus in Proportion to Total Compensation

As stated above, the compensation committee seeks to achieve the appropriate balance between immediate cash rewards and incentives for the achievement of both annual and long-term financial and non-financial objectives. The compensation committee believes that our compensation program should be tied in part to our stock price performance so as to align our named executive officers’ interests with those of our stockholders. The value of the combined base salary (non-equity awards as described above) for each of our named executive officers represented approximately 97% of their total respective compensation in fiscal year 2015.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes certain information regarding unexercised options, vested stock and equity incentive plan awards outstanding as of the end of the fiscal year ended September 30, 2015 for each of the named executive officers:

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date
Walter R. Wheeler	26,000	—	—	(1)	(1)
Robbin B. Adams	13,500	—	—	(2)	(2)

(1)	Includes options with an exercise price of $8.78 expiring December 5, 2018; and options with an exercise price of $21.945 expiring February 25, 2020.
(2)	Includes options with an exercise price of $8.78 expiring December 5, 2018; and options with an exercise price of $21.945 expiring February 25, 2020.

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (#)(1)	Market Value of Shares of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Walter R. Wheeler	11,250	155,363	—	—
Michael J. Sheen McEntire	7,500	103,575	—	—
Thomas T. McEntire	7,500	103,575	—	—
Robbin B. Adams	7,500	103,575	—	—

(1)	Restricted shares were granted on November 21, 2013 which vest in four equal annual installments with the first installment vesting on the anniversary date of the date of grant.
(2)	Represents the closing price of $13.81 per share of the Company’s stock on September 30, 2015.

Option exercises and stock vested Table

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)(2)
Walter R. Wheeler	3,750	110,775
Michael J. Sheen McEntire	2,500	73,850
Thomas T. McEntire	2,500	73,850
Robbin B. Adams	2,500	73,850

(1)	Represents restricted shares which vested on November 21, 2014.
(2)	Represents the closing price of $29.54 per share of the Company’s stock on November 21, 2014.

Pension Benefits

We currently have no defined benefit pension plans.

Nonqualified Deferred Compensation

We currently have no defined contribution plans which provide for the deferral of compensation on a basis that is not tax qualified.

Potential Payments upon Termination or Change-in-Control

Pursuant to their employment agreements, as amended, each of Messrs. Sheen, McEntire, Wheeler and Adams is entitled to receive the severance benefits described below upon termination of his employment unless the termination:

•	results from his death, disability or retirement;

•	is by the Company for Cause; or

•	is by the employee other than for Good Reason.

“Cause” is defined to mean the employee’s willful and continued failure to perform his duties after a demand for his performance of those duties or the employee’s willfully engaging in gross misconduct materially and demonstrably injurious to the Company. “Good Reason” is defined to mean a demotion, a reduction in base salary, a relocation of the employee’s base location of employment, the discontinuation of any employee benefit without comparable substitution, the failure of any successor of the Company to assume the employment agreement or a purported termination not in compliance with the employment agreement.

The severance benefits to which Messrs. Wheeler, Sheen, McEntire and Adams would be entitled on termination would be an amount equal to the product of (a) his then-current annual salary plus the average of the bonus payments paid to the executive in respect of the three fiscal years preceding the fiscal year in which the termination occurs, multiplied by (b) two. The executive would also receive any relocation and indemnity payments to which he is entitled and any costs and legal fees incurred in connection with any dispute over his employment agreement, and a gross-up for any applicable “excess parachute payment” tax imposed by the Code.

These payments would be due in a lump sum on the tenth day following the date of termination. The amounts paid are based on the salary rate in effect at the time of termination, unless the employee is terminating employment for Good Reason due to a reduction in salary, in which case the salary rate shall be the rate in effect prior to such reduction.

So long as Messrs. Wheeler, Sheen, McEntire or Adams are terminated without Cause, neither is required to perform any further agreement or action in order to receive these benefits. However, in connection with these employment agreements, each of them have agreed that he will not disclose or misappropriate any confidential information of the Company and that all intellectual property developed by them is the property of the Company.

If the employment of any of Messrs. Wheeler, Sheen, McEntire or Adams had been terminated on September 30, 2015, the terminated employee would have received the amount set forth in the table below in a lump sum payment plus any relocation and indemnity payments to which he is entitled. In the case of Mr. Sheen, the terminated employee would additionally be entitled to receive any costs and legal fees incurred in connection with any dispute over his employment agreement, and a gross-up for any applicable “excess parachute payment” tax imposed by the Code.

Name	Lump sum payment upon termination
Walter R. Wheeler	$869,807
Michael J. Sheen	$950,826
Thomas T. McEntire	$898,034
Robbin B. Adams	$767,021

Compensation Risks

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the compensation committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

Compensation Committee Interlocks and Insider Participation

In fiscal year 2015, the compensation committee was composed of Dr. Thomas L. Davis, Mr. Charles H. Still and Ms. Tina M. Langtry.

The amended charter of the compensation committee may be accessed electronically under the “Investor Relations – Code of Business Conduct” section of the Company’s website at www.geospace.com.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K promulgated under the Exchange Act. Based on such review and discussions, the compensation committee has recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement relating to the 2016 annual meeting of stockholders.

The information in this Compensation Committee Report shall not be deemed to be soliciting material, or be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference.

Thomas L. Davis, Ph.D.

Charles H. Still

Tina M. Langtry

Mr. Giesinger was appointed to the Compensation Committee on November 18, 2015 but did not participate in the preparation of this report due to the timing of his appointment.

Code of Ethics

The Company has adopted a general code of business conduct that applies to all employees, and a supplemental code of ethics that applies to the Company’s Chief Executive Officer and senior financial officers. The general code of business conduct and supplemental code of ethics may be accessed electronically under the “Investor Relations – Code of Business Conduct” section of the Company’s website at www.geospace.com.

Certain Relationships and Related Transactions

The Company does not have a formal policy, written or unwritten, with respect to related person transactions. However, the Company’s general code of business conduct, to which all employees (including our executive officers) are subject, provides that no employee nor any employee’s immediate family member should engage in a business or financial arrangement with a vendor, supplier or customer of the Company without the prior written approval of the Company’s Chief Executive Officer or Chief Financial Officer. The Board of the Company does not review, approve or ratify these types of transactions or any other related person transactions. The general code of business conduct may be accessed electronically under the “Investor Relations – Code of Business Conduct” section of the Company’s website at www.geospace.com.

Transactions involving Richard F. Miles

The Company regularly transacts business with CMS Creative Marketing Services, LP (“CMS”), a company owned by the spouse of director Richard F. Miles. Mr. Miles’ spouse is president and owner of CMS, a marketing company, which has for some time provided marketing communications support services to the Company, including product photography, video shoots, brochure design, magazine advertising, website design and various other marketing and advertising services. In addition, CMS also designs and produces the Company’s annual report. The Company had retained CMS prior to Mr. Miles’ appointment as director in 2013. For the Company’s 2013, 2014, and 2015 fiscal years, the Company paid $152,191, $215,300, and $79,300, respectively, to CMS for these services.

Mr. Miles was previously the Chief Executive Officer and a member of the Board of Directors of Geokinetics Inc. (“Geokinetics”), a customer of the Company. On November 8, 2012, Mr. Miles retired from his positions with Geokinetics. Between October 1, 2011 and the date of Mr. Miles’ retirement from Geokinetics, the Company sold an aggregate amount of $3.8 million of equipment to Geokinetics in 139 separate transactions, and the Company rented equipment to Geokinetics in seven separate transactions with an aggregate rental fee of $7.1 million. The transactions were on terms similar to those that the Company would provide to customers of Geokinetics’ size. During this period, Geokinetics was not indebted to the Company except for payment terms generally provided to customers of the Company relating to Geokinetics’ purchases of equipment.

Geokinetics subsequently filed for bankruptcy protection in May of 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by the regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on a review of reports on those filings furnished to the Company and written representations from reporting persons that no additional reports were required, the Company believes that during the fiscal year ended September 30, 2015, all officers, directors and greater than 10% stockholders complied with all filing requirements applicable to them.

Communications with the Board

Any stockholder or other interested party wishing to send written communications to any one or more members of the Company’s Board may do so by sending them to the Company Secretary, c/o Geospace Technologies Corporation, 7007 Pinemont Drive, Houston, Texas 77040-6601. All such communications will be forwarded to the intended recipient(s).

Proposals for Next Annual Meeting; Other Matters

Any appropriate proposals of holders of Common Stock intended to be presented at the annual meeting of stockholders of the Company to be held in 2017 must be received by the Company at its principal executive offices, 7007 Pinemont Drive, Houston, Texas 77040-6601, no later than August 25, 2016 to be included in the proxy statement and form of proxy relating to that meeting. A matter as to which the Company receives notice that is proposed to be brought before the annual meeting of stockholders of the Company in 2017 outside the process of the Securities and Exchange Commission’s rule on stockholder proposals (described in the preceding sentence) will be considered not properly brought before that meeting, and will be out of order, unless the notice as to that matter meets the requirements of the advance notice provisions of the Company’s by-laws. That provision requires notice of any matter, including nomination of a director, to be submitted by a stockholder at the annual meeting of stockholders of the Company in 2017 to be received by the Company no later than November 6, 2016, and to be received by the Company no earlier than October 7, 2016, subject to certain other requirements and deadlines outlined in the Company’s by-laws.

The cost of solicitation of proxies in the accompanying form will be paid by the Company. In addition to solicitation by use of the mails, the directors, officers or employees of the Company may solicit the return of proxies by telephone, electronically or in person.

Proxy - Geospace Technologies Corporation

This Proxy is solicited on behalf of the Board of Directors.

Proxy-Annual Meeting of Stockholders February 4, 2016

The undersigned holder of common stock of Geospace Technologies Corporation hereby appoints Thomas L. Davis, Ph.D. and Charles H. Still, or either of them, proxies of the undersigned with full power of substitution, to vote at the Annual Meeting of Stockholders of Geospace Technologies Corporation to be held at 10:30 a.m. on the 4th of February 2016, at the Crowne Plaza Houston Northwest Brookhollow, 12801 Northwest Freeway, Houston, Texas 77040, and at any adjournment or postponement thereof, the number of votes that the undersigned would be entitled to cast if personally present.

In their discretion, the above named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted (i) FOR the election of the director nominees named on the reverse side, or if any one or more of the nominees becomes unavailable, FOR another nominee or other nominees to be selected by the Board of Directors, (ii) FOR the ratification of the appointment by the audit committee of the Board of Directors of BDO USA, LLP, independent public accountants, as our auditors for the year ending September 30, 2016, and (iii) FOR the approval of the non-binding, advisory resolution regarding the compensation of the Company’s named executive officers.

Please mark, sign, date and return in the enclosed envelope, which requires no postage if mailed in the United States. In order for your vote to be submitted by proxy, you must (i) properly complete the Internet voting instructions or telephone voting instructions no later than 11:59 p.m. Houston time on February 3, 2016 or (ii) properly complete and return this proxy card at or prior to the Annual Meeting of Stockholders on February 4, 2016.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY INTERNET OR TELEPHONE.

(continued and to be signed on other side)

Geospace Technologies Corporation

[Name]

[Address]

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside of the designated areas	☒

Annual Meeting Proxy Card

[A] Election of Directors

1.	The Board of Directors recommends a vote FOR the listed nominees:

	For	Withhold
A. Edgar R. Giesinger	☐	☐
B. William H. Moody	☐	☐
C. Gary D. Owens	☐	☐
D. Walter R. Wheeler	☐	☐

[B] Other Matters

The Board of Directors recommends a vote FOR the following matters:

	For	Against	Abstain
2. To ratify the appointment by the audit committee of the Board of Directors of BDO USA, LLP, independent public accountants, as the Company’s auditors for the year ending September 30, 2016.	☐	☐	☐

3. To approve the following non-binding, advisory resolution: “RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers as disclosed in the Company’s 2016 proxy statement pursuant to the disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related discussion).”	☐	☐	☐

[C] Non-voting items

Change of address – Please print your new address below	Comments – Please print your comments below	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting	☐

[D] Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box

Date (mm/dd/yyyy)

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